UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 5, 2010 (March 3, 2010)
ADVOCAT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12996	62-1559667

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)
1621 Galleria Boulevard Brentwood, TN 37027-2926

(Address of principal executive offices)
(615) 771-7575

(Registrant’s telephone number, including area code)
Not applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.
(c) Kelly Gill
     On March 5, 2010, the Company announced the appointment of Kelly Gill as Chief Operating Officer of Advocat. A press release dated March 5, 2010 is attached to this Report
     Mr. Gill, age 55, currently serves as President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West, subsidiaries of Skilled Healthcare Group, Inc. (NYSE: SKH). He joined Skilled Healthcare in March 2009 as Executive Vice President. From 2001 to 2008, Mr. Gill served as Chief Operating Officer of Outpatient Imaging Affiliates, a privately held diagnostic imaging healthcare-services organization focused on the development of state-of-the-art diagnostic imaging centers in partnership with hospitals, physicians and major academic institutions. From 1999 to 2001, Mr. Gill served as Chief Operating Officer of Spheris, Inc., a public e-healthcare organization focused on the development and utilization of industry-leading digital and web-based transcription services and medical data management services. Since 1979, Mr. Gill has held various positions, including President and Chief Executive Officer, Senior Vice President and Regional Administrator, at healthcare and rehabilitation services companies throughout the country.
     In connection with the appointment of Mr. Gill, the Company entered into an employment agreement (the “Agreement”) with Mr. Gill effective April 5, 2010. The Agreement has a one year term and is automatically extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance and provides an initial base salary of $300,000 and an initial annual bonus target equal to up to 50% of his base salary. The Agreement provides for a grant of 35,000 SARS upon the commencement of his employment. By separate letter Mr. Gill shall be granted a cash signing bonus of $75,000 and reimbursement of up to $25,000 in separation expenses.
     The Agreement may be terminated by the Company without cause at any time and by Mr. Gill as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, at the election of Mr. Gill upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Gill is entitled to receive a lump sum severance payment in an amount equal to 12 months of his monthly base salary. In addition, the benefits and perquisites as in effect at the date of termination of employment will be continued for eighteen (18) months. Furthermore, upon such termination, Mr. Gill may elect to require the Company to repurchase options granted under the Company’s stock option plans for a purchase price equal to the difference between the fair market value of the common stock at the date of termination and the stated option exercise price, provided that such fair market value is above the stated option price. In the event the Agreement is terminated earlier by the Company for cause (as defined therein), or by Mr. Gill other than upon a constructive discharge or a change in control, Mr. Gill will not be entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of Mr. Gill upon a constructive discharge or upon a change in control, Mr. Gill is prohibited from competing with the Company for 12 months.

(e) 2009 Bonuses
     On March 3, 2010, the Compensation Committee approved the payment of bonuses for the Named Executive Officers based upon the Company’s and their individual performance in 2009, as follows:

Named Executive Officer	2009 Bonus
William R. Council, III	$47,000
Raymond L. Tyler	17,000
L. Glynn Riddle	19,000
     Mr. Council has elected to receive $23,500 of his cash bonus in restricted stock units. Mr. Tyler has elected to receive $8,500 of his cash bonus in restricted stock units and Mr. Riddle has elected to receive $9,500 of his cash bonus in restricted stock units. The price for the restricted stock units shall be equal to 85% of the closing price of the Company’s stock on March 15, 2009, the date the cash bonuses are to be paid.
Item 9.01. Financial Statements and Exhibits.
Exhibit Index

Number	Exhibit
99.1	Press release dated March 5, 2010
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVOCAT INC.
By:	/s/ L. Glynn Riddle
L. Glynn Riddle
Chief Financial Officer

Date: March 5, 2010

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated March 5, 2010